Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

As previously disclosed, Prairie Operating Co. (the “Company”) entered into an asset purchase agreement, dated January 11, 2024 (the “NRO Agreement”), by and among the Company, Nickel Road Development LLC, Nickel Road Operating LLC (“NRO”) and Prairie Operating Co., LLC (“Prairie LLC”), to acquire certain assets of NRO for total consideration of $94.5 million (the “Purchase Price”), subject to certain closing price adjustments and other customary closing conditions (the “NRO Acquisition”). The Purchase Price consists of $83.0 million in cash and $11.5 million in deferred cash payments. The Company deposited $9 million of the Purchase Price into an escrow account on January 11, 2024 (the “Deposit”), which will be released to NRO upon the earlier of the date of the closing of the NRO Acquisition pursuant to the NRO Agreement (the “Closing”) and August 15, 2024. Portions of the Deposit are subject to earlier release under certain circumstances if the Closing has not occurred on or prior to June 17, 2024.

The Company is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the following:

(i)	the proposed issuance and sale of shares of common stock of the Company, par value $0.01 per share (“Common Stock”), in an underwritten public offering (the “Offering”);

(ii)	the NRO Acquisition;

(iii)	the sale of all of the Company’s cryptocurrency miners (the “Mining Equipment”) and the assignment of all of the Company’s rights and obligations under the Master Services Agreement, dated February 16, 2023, by and between Atlas Power Hosting, LLC and the Company, to a private purchaser pursuant to an asset purchase agreement, dated January 23, 2024 (the “Crypto Sale”); and

(iv)	the merger of Creek Road Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”), with and into Prairie LLC, with Prairie LLC surviving and continuing to exist as a Delaware limited liability company and a wholly owned subsidiary of the Company pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of May 3, 2023, by and among the Company, Merger Sub and Prairie LLC (the “Merger” and collectively, with the Offering, the NRO Acquisition and the Crypto Sale, the “Transactions”).

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and presents the combination of historical financial information of the Company and Prairie LLC, adjusted to give effect to the Transactions and subsequent events thereto (the “Subsequent Events”) as described in Note 3 below.

The unaudited pro forma condensed combined balance sheet as of December 31, 2023 combines the historical balance sheet of the Company as of December 31, 2023 on a pro forma basis as if the Transactions and the Subsequent Events, described in Note 3 below, had been consummated on December 31, 2023.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 combine the historical statements of operations of the Company, the historical statements of operations of Creek Road Miners, Inc. and the historical consolidated statements of operations of NRO, as applicable, for such periods on a pro forma as if the Transactions and Subsequent Events, described in Note 3 below, had been consummated on January 1, 2023.

The unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with:

(a)	the Company’s audited historical consolidated financial statements and related notes included in its Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (the “SEC”) on March 19, 2024;

(b)	the Company’s unaudited historical condensed consolidated financial statements and related notes for the three months ended March 31, 2023 included in its Quarterly Report on Form 10-Q/A for the period ended March 31, 2023, filed with the SEC on June 16, 2023;

(c)	the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Prairie Operating Co.” included in the Company’s Annual Report on Form 10-K for the year ended 2023, filed with the SEC on March 19, 2024;

(d)	NRO’s audited consolidated financial statements for the year ended December 31, 2023, included in the Company’s Amendment to its Current Report on Form 8-K/A, filed with the SEC on March 19, 2024; and

(e)	the section in this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nickel Road Operating LLC”.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the Company’s financial condition or results of operations would have been had the Transactions or Subsequent Events, described in Note 3 below, occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information do not project the Company’s future financial condition and results of operations. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this filing and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on the Company’s results of operations, and are subject to change as additional information becomes available and analyses are performed.

Description of the Merger and Related Transactions

On May 3, 2023 (the “Merger Closing Date”), the Company completed the Merger, and upon consummation thereof, the Company changed its name from “Creek Road Miners, Inc.” to “Prairie Operating Co.” (the “Merger Closing”). Prior to the consummation of the Merger, the Company effectuated certain restructuring transactions in the following order and issued an aggregate of 3,375,288 shares of Common Stock (excluding shares reserved for issuance and unissued subject to certain beneficial ownership limitations) and 4,423 shares of Series D preferred stock, par value $0.01 per share (“Series D Preferred Stock”):

(i)	the Company’s Series A preferred stock, par value $0.0001 per share (“Series A Preferred Stock”), Series B preferred stock, par value $0.0001 per share (“Series B Preferred Stock”), and Series C preferred stock, par value $0.0001 per share (“Series C Preferred Stock”), plus accrued dividends, were converted, in the aggregate, into shares of Common Stock;

(ii)	the Company’s 12% senior secured convertible debentures (the “Original Debentures”), plus accrued but unpaid interest and a 30% premium, were exchanged, in the aggregate, for (a) the 12% amended and restated senior secured convertible debentures (collectively, the “AR Debentures”) in the principal amount of $1,000,000 in substantially the same form as their respective Original Debentures, (b) shares of Common Stock and (c) shares of Series D Preferred Stock;

(iii)	accrued fees payable to the certain members of the board of directors of the Company in the amount of $110,250 were converted into shares of Common Stock;

(iv)	accrued consulting fees of the Company in the amount of $318,750 payable to Bristol Capital, LLC (“Bristol Capital”) were converted into shares of Common Stock; and

(v)	all amounts payable pursuant to certain convertible promissory notes were converted into shares of Common Stock.

Prior to the Merger Closing, the Company’s then-existing warrants to purchase shares of Common Stock, warrants to purchase shares of Series B Preferred Stock and options to purchase shares of Common Stock were cancelled and retired and ceased to exist without the payment of any consideration to the holders thereof.

At the effective time of the Merger, all membership interests in Prairie LLC were converted into the right to receive each member’s pro rata share of 2,297,668 shares of Common Stock.

At the effective time of the Merger, the Company assumed and converted options to purchase membership interests of Prairie LLC outstanding and unexercised as of immediately prior to the effective time of the Merger into non-compensatory options to acquire 8,000,000 shares of Common Stock for $7.14 per share (“Non-Compensatory Options”), which are only exercisable if specific production hurdles are achieved, and the Company entered into option agreements at the effective time of the Merger with each of Gary C. Hanna, Edward Kovalik, Paul Kessler and a third-party investor. An aggregate of 2,000,000 Non-Compensatory Options are subject to be transferred to the Series D PIPE Investors (as defined below), based on their then percentage ownership of Series D Preferred Stock to the aggregate Series D Preferred Stock issued in connection with the Series D PIPE outstanding and held by all Series D PIPE Investors as of the Merger Closing Date, if the Company does not meet certain performance metrics by May 3, 2026.

In addition, in connection with the Merger Closing, the Company consummated the purchase of oil and gas leases, including all of the right, title and interest in, to and under certain undeveloped oil and gas leases in Weld County, Colorado in the DJ Basin of Exok, Inc., an Oklahoma corporation (“Exok”), together with certain other associated assets, data and records, consisting of approximately 3,158 net mineral acres in, on and under approximately 4,494 gross acres from Exok for $3,000,000 pursuant to that certain Amended and Restated Purchase and Sale Agreement, dated as of May 3, 2023 (the “Exok Agreement”), by and among the Company, Prairie LLC and Exok (the “Exok Transaction”).

To fund the Exok Transaction, the Company sold an aggregate of approximately $17.38 million of Series D Preferred Stock with a stated value of $1,000 per share and convertible into shares of Common Stock at a price of $5.00 per share, Series A warrants to purchase 3,475,250 shares of Common Stock at an exercise price of $6.00 per share (“Series D A Warrants”) and Series B warrants to purchase 3,475,250 shares of Common Stock at an exercise price of $6.00 per share (“Series D B Warrants”) in a private placement (the “Series D PIPE”) pursuant to securities purchase agreements, dated May 3, 2023, by and between the Company and each of the investors thereto (the “Series D PIPE Investors”).

The Merger has been accounted for as a reverse asset acquisition under existing GAAP. For accounting purposes, Prairie LLC was treated as acquiring Merger Sub in the Merger. See Note 1 for further discussion.

Accordingly, for accounting purposes, the financial statements of the Company represent a continuation of the financial statements of Prairie LLC with the acquisition being treated as the equivalent of Prairie LLC issuing stock for the net assets of the Company. On the Merger Closing Date, the assets and liabilities of the Company were recorded based upon relative fair values, with no goodwill or other intangible assets recorded.

The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information. The pro forma adjustments do not consider borrowings, financings and other transactions that may have occurred subsequent to December 31, 2023 other than the Subsequent Events described in Note 3 below and reflected in the pro forma financial information, nor do they reflect anticipated financings or other transactions that may occur in the future, other than the Offering.

NRO Acquisition

On January 11, 2024, the Company entered into the NRO Agreement to acquire the assets of NRO for total consideration of $94.5 million, subject to certain closing price adjustments and other customary closing conditions. The Purchase Price consists of $83.0 million in cash and $11.5 million in deferred cash payments. The Company deposited $9 million of the Purchase Price into an escrow account on January 11, 2024, which will be released to NRO upon the earlier of the date of the Closing and August 15, 2024. Portions of the Deposit are subject to earlier release under certain circumstances if the Closing has not occurred on or prior to June 17, 2024.

The NRO Acquisition is expected to be accounted for as an asset acquisition in accordance with ASC 805. The estimated fair value of the consideration to be paid by us and allocation of that amount to the underlying assets acquired, on a relative fair value basis, will be recorded on our books as of the date of the Closing of the NRO Acquisition. Additionally, costs directly related to the NRO Acquisition are capitalized as a component of the Purchase Price.

Subsequent Events

Deposit on NRO Acquisition

In conjunction with the NRO Acquisition, the Company deposited $9 million of the Purchase Price into an escrow account on January 11, 2024, which will be released to NRO upon the earlier of the date of the Closing and August 15, 2024, or earlier under certain circumstances.

Sale of Cryptocurrency Mining Equipment

On January 23, 2024, the Company completed the Crypto Sale, for consideration consisting of (i) $1.0 million in cash and (ii) $1.0 million (plus accrued interest) in deferred cash payments to be made out of a portion of the future net revenues associated with the Mining Equipment. See “Description of the Crypto Sale.”

Unaudited Pro Forma Condensed Combined Balance Sheet

as of December 31, 2023

	Prairie Operating Co. (Historical)	Nickel Road (Historical)	Nickel Road Transaction Accounting Adjustments		Cryptocurrency Asset Sale Adjustments		Subsequent Event Adjustments		Equity Financing	Combined Pro Forma
			(See Note 6)		(See Notes 5 and 6)		(See Notes 3 and 6)		(See Note 7)
Assets
Current assets:
Cash and cash equivalents	$13,036,950	$336,115	$(74,000,000	)(b)	$1,000,000	(c)	$(9,000,000	)(a)	$90,000,000	$20,036,950
			(336,115	)(j)			—
Accounts and other receivable	329,750	—	—		—		—		—	329,750
Joint interest receivable	—	897,804	(897,804	)(j)	—		—		—	—
Accrued oil and gas sales	—	5,658,034	(5,658,034	)(j)	—		—		—	—
Derivative asset, current	—	270,925	(270,925	)(j)	—		—		—	—
Prepaid expenses	164,391	426,404	(426,404	)(j)	—		—		—	164,391
Note receivable	—	—	—		1,000,000	(c)	—		—	1,000,000
Total current assets	13,531,091	7,589,282	(81,589,282)		2,000,000		(9,000,000)		90,000,000	22,531,091
Property and equipment
Oil and natural gas properties, successful efforts method of accounting	28,705,404	—	93,989,761	(b)	—		—		—	122,695,165
Proved properties	—	137,855,719	(137,855,719	)(b)	—		—		—	—
Unproved properties	—	1,690,690	(1,690,690	)(b)	—		—		—	—
Accumulated depletion	—	(41,010,449)	41,010,449	(b)	—		—		—	—
Cryptocurrency mining equipment	4,293,422	—	—		(4,293,422	)(c)	—		—	—
Less: Accumulated depreciation, depletion and amortization	(1,111,115)	—	—		1,111,115	(c)	—		—	—
Total property and equipment, net	31,887,711	98,535,960	(4,546,199)		(3,182,307)		—		—	122,695,165
Deposits on oil and natural gas properties	—	—	(9,000,000	)(b)	—		9,000,000	(a)	—	—
Operating lease assets	155,253	325,933	(325,933	)(j)	—		—		—	155,253
Deferred transaction costs	108,956	—	(108,956	)(b)	—		—		—	—
Total assets	$45,683,011	$106,451,175	$(95,570,370)		$(1,182,307)		$—		$90,000,000	$145,381,509
Liabilities, Members’ Capital and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$5,374,494	$—	$66,044	(b)	$—		—		$—	$5,440,538
Accounts payable	—	1,801,926	(1,801,926	)(j)	—		—		—	—
Accrued liabilities	—	12,178,821	(12,178,821	)(j)	—		—		—	—
Accrued interest and expenses - related parties	—	114,346	(114,346	)(j)	—		—		—	—
Current maturities of long-term debt	—	3,800,000	(3,800,000	)(j)	—		—		—	—
Operating lease liabilities, current	41,890	192,384	(192,384	)(j)	—		—		—	41,890
Deferred purchase price, current	—	—	3,123,533	(b)	—		—		—	3,123,533
Total current liabilities	5,416,384	18,087,477	(14,897,900)		—		—		—	8,605,961
Long-term liabilities:
Long-term debt, net of current portion and deferred financing costs	—	16,660,116	(16,660,116	)(j)	—		—		—	—
Deferred purchase price, long-term	—	—	6,855,806	(b)	—		—		—	6,855,806
Asset retirement obligations	—	1,347,493	(512,072	)(b)	—		—		—	835,421
Operating lease liabilities, long-term	93,817	133,550	(133,550	)(j)	—		—		—	93,817
Total long-term liabilities	93,817	18,141,159	(10,449,931)		—		—		—	7,785,045
Total liabilities	5,510,201	36,228,636	(25,347,831)		—		—		—	16,391,006
Commitments and contingencies
Members’ capital	—	70,222,539	(70,222,539	)(j)	—		—		—	—
Stockholders’ equity:
Preferred stock; 50,000 shares authorized:
Series D convertible preferred stock; $0.01 par value; 20,627 shares issued and outstanding	206	—	—		—		—		—	206
Series E convertible preferred stock; $0.01 par value; 20,000 shares issued and outstanding	200	—	—		—		—		—	200
Common stock; $0.01 par value; 500,000,000 shares authorized and 9,826,719 shares issued and outstanding, actual* and 19,469,921 shares issued and outstanding, as adjusted	98,267	—	—		—		—		96,432	194,699
Additional paid-in capital	118,927,814	—	—		—		—		89,903,568	208,831,382
Accumulated deficit	(78,853,677)	—	—		(1,182,307	)(c)	—		—	(80,035,984)
Total stockholders’ equity	40,172,810	—	—		(1,182,307)		—		90,000,000	128,990,503
Total liabilities, members’ capital and stockholders’ equity	$45,683,011	$106,451,175	$(95,570,370)		$(1,182,307)		$—		$90,000,000	$145,381,509

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2023

	Prairie Operating Co. (Historical)	Creek Road Miners, Inc. (As Adjusted)	Nickel Road (Historical)	Creek Road Miners, Inc. Acquisition Adjustments		Nickel Road Transaction Accounting Adjustments		Cryptocurrency Asset Sale Adjustments		Equity Financing	Combined Pro Forma
		(See Note 2)		(See Note 6)		(See Note 6)		(See Notes 5 and 6)		(See Note 7)
Revenue:
Cryptocurrency mining	$1,545,792	$73,584	$—	$—		$—		$(1,619,376	)(c)	$—	$—
Oil and gas sales	—	—	48,169,114	—		(899,352	)(h)	—		—	47,269,762
Total revenues	1,545,792	73,584	48,169,114	—		(899,352)		(1,619,376)		—	47,269,762
Operating costs and expenses:
Cryptocurrency mining costs (exclusive of depreciation and amortization shown below)	548,617	80,140	—	—		—		(628,757	)(c)	—	—
Depreciation, depletion and amortization	983,788	116,724	16,115,889	141,885	(d)	(11,236,147	)(g)	(1,242,397	)(c)	—	4,879,742
Production taxes	—	—	4,408,520	—		(438,939	)(h)	—		—	3,969,582
Lease operating	—	—	4,616,425	—		—		—		—	4,616,425
General and administrative	16,269,045	1,119,277	4,068,463	170,120	(e)	—		—		—	21,626,905
Stock based compensation	—	170,120	—	(170,120	)(e)	—		—		—	—
Impairment of cryptocurrency mining equipment	17,072,015	—	—	—		—		(17,072,015	)(c)	—	—
Impairment of oil and natural gas properties	—	—	5,077,697	—		—		—		—	5,077,697
Exploration	263,757	—	—	—		—		—		—	263,757
Total operating expenses	35,137,222	1,486,261	34,286,994	141,885		(11,675,086)		(18,943,169)		—	40,434,107
Income (loss) from operations	(33,591,430)	(1,412,677)	13,882,120	(141,885)		10,775,733		17,323,793		—	6,835,654
Other income (expense):
Interest income	248,073	—	15,267	—		—		—		—	263,340
Interest expense	(121,834)	(214,344)	(2,025,960)	120,076	(f)	1,277,510	(i)	—		—	(964,552)
Gain on sale of oil and gas properties	—	—	5,925,755	—		(5,925,755	)(j)	—		—	—
Realized loss on derivative instruments	—	—	(1,021,596)	—		1,021,596	(j)	—		—	—
Unrealized gain (loss) on derivative instruments	—	—	2,998,792	—		(2,998,792	)(j)	—		—	—
Other income (expense)	—	—	4,227	—		(4,227	)(j)	—		—	—
Loss on adjustment to fair value - warrant liabilities	(39,797,994)	—	—	—		—		—		—	(39,797,994)
Loss on adjustment to fair value - AR Debentures	(3,790,428)	—	—	—		—		—		—	(3,790,428)
Loss on adjustment to fair value - Obligation Shares	(1,477,103)	—	—	—		—		—		—	(1,477,103)
Liquidated damages	(548,144)	—	—	—		—		—		—	(548,144)
Total other income (expense)	(45,487,430)	(214,344)	5,896,485	120,076		(6,629,668)		—		—	(46,314,881)
Income (loss) from operations before provision for income taxes	(79,078,860)	(1,627,021)	19,778,605	(21,809)		4,146,065		17,323,793		—	(39,479,227)
Provision for income taxes	—	—	(18,000)	—		18,000	(j)	—		—	—
Income (loss) from continuing operations	$(79,078,860)	$(1,627,021)	$19,760,605	$(21,809)		$4,164,065		$17,323,793		$—	$(39,479,227)
Income (loss) per common share:
Income (loss) per share, basic	$(16.51)	$(4.02)									$(2.39)
Income (loss) per share, diluted	$(16.51)	$(4.02)									$(2.39)
Weighted average common shares outstanding, basic	4,788,412	428,611		1,646,741						9,643,202	16,506,966
Weighted average common shares outstanding, diluted	4,788,412	428,611		1,646,741						9,643,202	16,506,966

Note 1. Basis of Pro Forma Presentation

The NRO Acquisition is expected to be accounted for as an asset acquisition in accordance with ASC 805. The estimated fair value of the consideration to be paid by us and allocation of that amount to the underlying assets acquired, on a relative fair value basis, will be recorded on our books as of the date of the Closing of the NRO Acquisition. Additionally, costs directly related to the NRO Acquisition are capitalized as a component of the Purchase Price.

The Crypto Sale requires presentation as discontinued operations upon the issuance of future financial statements in accordance with GAAP. Pursuant to the requirements of Article 3 of Regulation S-X, the Crypto Sale is considered a significant disposition and requires pro forma presentation in accordance with Article 11 of Regulation S-X.

The Merger was accounted for as a reverse asset acquisition under existing GAAP. For accounting purposes, Prairie LLC was treated as acquiring Merger Sub in the Merger.

Accordingly, for accounting purposes, the financial statements of the Company represent a continuation of the financial statements of Prairie LLC with the acquisition being treated as the equivalent of Prairie LLC issuing stock for the net assets of the Company. On the Merger Closing Date, the assets and liabilities of the Company were recorded based upon relative fair values, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of December 31, 2023 combines the historical balance sheet of the Company as of December 31, 2023 on a pro forma basis in accordance with Article 11 of Regulation S-X, as amended, as if the Transactions and the Subsequent Events, described in Note 3 below, had been consummated on December 31, 2023.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 combines the historical statements of operations of the Company and the historical consolidated statements of operations of NRO, as applicable, for such periods on a pro forma basis as if the Transactions and Subsequent Events, described in Note 3 below, had been consummated on January 1, 2023.

The pro forma basic and diluted earnings (loss) per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of Common Stock outstanding, assuming the Transactions and Subsequent Events, described in Note 3 below, occurred on January 1, 2023.

The unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with, the audited historical financial statements of the Company as of and for the year ended December 31, 2023 and NRO as of and for the year ended December 31, 2023 and the notes thereto, as well as the disclosures contained in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Prairie Operating Co.” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 19, 2024, the unaudited historical financial statements of the Company as of and for the three months ended March 31, 2023 and the notes thereto, included in the Company’s Quarterly Report on Form 10-Q/A for the three months ended March 31, 2023, filed with the SEC on June 16, 2023 and the section in this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nickel Road Operating LLC.”

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the Company’s financial condition or results of operations would have been had the Transactions or Subsequent Events, described in Note 3 below, occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information do not project the Company’s future financial condition and results of operations. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this filing and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on the Company’s results of operations, and are subject to change as additional information becomes available and analyses are performed.

Note 2. Creek Road Miners, Inc. As Adjusted Historical Financial Statement Information

The historical financial statements of Creek Road Miners, Inc. (“Creek Road”) included in the Company’s Quarterly Report on Form 10-Q/A filed with the SEC on June 16, 2023 include the historical statement of operations of Creek Road for the three months ended March 31, 2023. Given the Merger was not completed until May 3, 2023, for pro forma purposes herein in order to determine the Creek Road, As Adjusted amounts, Creek Road’s results of operations for the three months ended March 31, 2023, have been added to Creek Road’s results of operations for the period from April 1, 2023, through May 2, 2023, as reflected in the Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2023.

	Creek Road
	For the Three Months Ended March 31, 2023	For the Period from April 1, 2023 through May 2, 2023	As Adjusted
Revenue:
Cryptocurrency mining	$—	$73,584	$73,584
Total revenues	—	73,584	73,584
Operating costs and expenses:
Cryptocurrency mining costs (exclusive of depreciation and amortization shown below)	6,305	73,835	80,140
Depreciation, depletion and amortization	64,576	52,148	116,724
General and administrative	576,289	542,988	1,119,277
Stock based compensation	170,120	—	170,120
Total operating expenses	817,290	668,971	1,486,261
Income (loss) from operations	(817,290)	(595,387)	(1,412,677)
Other income (expense):
Interest expense	(154,076)	(60,268)	(214,344)
Total other income (expense)	(154,076)	(60,268)	(214,344)
Income (loss) from operations before provision for income taxes	(971,366)	(655,655)	(1,627,021)
Provision for income taxes	—	—	—
Income (loss) from continuing operations	$(971,366)	$(655,655)	$(1,627,021)
Income (loss) per common share:
Income (loss) per share, basic	$(2.49)	$(1.53)	$(4.02)
Income (loss) per share, diluted	$(2.49)	$(1.53)	$(4.02)
Weighted average common shares outstanding, basic	428,611	428,611	428,611
Weighted average common shares outstanding, diluted	428,611	428,611	428,611

Note 3. Subsequent Events

Deposit on NRO Acquisition

In conjunction with the NRO Acquisition, the Company deposited $9 million of the Purchase Price into an escrow account on January 11, 2024, which will be released to NRO upon the earlier of the date of the Closing and August 15, 2024, or earlier under certain circumstances.

Sale of Cryptocurrency Mining Equipment

On January 23, 2024, the Company completed the sale of all of the Mining Equipment for consideration consisting of (i) $1.0 million in cash and (ii) $1.0 million (plus accrued interest) in deferred cash payments to be made out of a portion of the future net revenues associated with the Mining Equipment. See “Description of Crypto Sale.”

Note 4. Preliminary Purchase Price

The preliminary allocation of the total Purchase Price in the NRO Acquisition, on a relative fair value basis, is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of the date of the Closing of the transaction using currently available information. Because the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on our financial position and results of operations may differ significantly from the pro forma amounts included herein.

The preliminary purchase price allocation is subject to change due to several factors, including but not limited to changes in the estimated fair value of assets acquired and liabilities assumed as of the date of the Closing of the transaction, which could result from changes in future oil and natural gas commodity prices, reserve estimates, interest rates, as well as other factors.

The consideration transferred, assets acquired and liabilities assumed by the Company are expected to be initially recorded as follows:

Consideration:
Cash consideration (1)	$74,000,000
Deposit on oil and gas properties (2)	9,000,000
Deferred cash consideration (3)	9,979,340
Direct transaction costs (4)	175,000
Total consideration	$93,154,340
Assets acquired:
Oil and gas properties	$93,989,761
Liabilities assumed:
Asset retirement obligation, long-term	$835,421

(1)	Includes preliminary customary purchase price adjustments.
(2)	Represents the Deposit paid by the Company to NRO (See Note 3).
(3)	Represents the estimated fair value of $11.5 million of deferred cash consideration to be paid to NRO over a period of up to 18 months from the date of the Closing.
(4)	Represents estimated transaction costs associated with the NRO Acquisition which have been capitalized in accordance with ASC 805-50.

The consideration will be allocated to the assets acquired and liabilities assumed on a relative fair value basis. The fair value measurements of assets acquired and liabilities assumed, on a relative fair value basis, are based on inputs that are not observable in the market and therefore represent Level 3 inputs. The fair value of oil and gas properties and asset retirement obligations were measured using the discounted cash flow technique of valuation.

Significant inputs to the valuation of oil and gas properties include estimates of: (i) reserves, (ii) future operating and development costs, (iii) future commodity prices, (iv) future plugging and abandonment costs, (v) estimated future cash flows, and (vi) a market-based weighted average cost of capital rate. These inputs require significant judgments and estimates and are the most sensitive and subject to change.

Note 5. Crypto Sale

On January 23, 2024, we completed the Crypto Sale for consideration consisting of (i) $1.0 million in cash and (ii) $1.0 million (plus accrued interest) in deferred cash payments to be made out of a portion of the future revenues associated with the Mining Equipment. For purposes of the pro forma financial statements, this was a significant disposition and resulted in a net loss of $1.2 million. It requires presentation within discontinued operations upon the issuance of future financial statements.

Note 6. Unaudited Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2023 and in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 are as follows:

(a)	Reflects the adjustment for the Company’s Deposit utilized to partially fund the NRO Acquisition.

(b)	Reflects the adjustment to record the assets acquired and liabilities assumed, on a relative fair value basis, in the NRO Acquisition along with transfer of consideration.

(c)	Reflects the adjustment to record the Crypto Sale.

(d)	Reflects the adjustment to depreciation expense required to reflect a decrease in the estimated useful life of acquired cryptocurrency mining assets of approximately one year.

(e)	Reflects the reclassification of stock based compensation to conform to the Company’s financial statement presentation.

(f)	Reflects the adjustment to interest expense from the conversion of notes payable and the Original Debentures.

(g)	Reflect the adjustment for depreciation, depletion and amortization expense associated with the assets acquired in the NRO Acquisition reflecting a decrease in depreciable asset base after the purchase price allocation along with a decrease in the units of production depletion rate.

(h)	Reflects the adjustments to reflect the NRO Acquisition based on information provided by NRO with respect to assets acquired and removing amounts related to assets not acquired.

(i)	Reflects the adjustment to recognize interest expense on the deferred cash consideration recognized pursuant to the preliminary purchase price allocation (see Note 4) on an effective interest method.

(j)	Reflects the adjustment to remove the financial statement effect of amounts related to assets that were not acquired and liabilities that were not assumed in the NRO Acquisition.

Note 7. Equity Financing

We expect to generate gross proceeds of $100.0 million (before underwriting discounts and commissions and offering expenses) from the Offering, which we intend to use to fund the remaining cash consideration in the NRO Acquisition and the remainder for general corporate purposes. After deducting the underwriting discounts and commissions and offering expenses payable by us, the total net proceeds are expected to be approximately $90.0 million. Based on the closing price of the Company’s Common Stock on March 8, 2024 of $10.37, we expect to issue approximately 9.6 million shares of Common Stock (assuming no exercise of the underwriters’ option to purchase additional shares). The following table summarizes the estimated Common Stock to be issued resulting from a 10% fluctuation in the market price of the shares of Common Stock:

	Share Price	Common Stock Issued
As presented	$10.37	9,643,202
10% increase	11.41	8,764,242
10% decrease	9.33	10,718,114

Note 8. Supplemental Unaudited Combined Oil and Natural Gas Reserves and Standardized Measure Information

The following table sets forth information with respect to the historical and combined estimated proved oil and natural gas reserves as of December 31, 2023 for Prairie and NRO. Future exploration, exploitation and development expenditures, as well as future commodity prices and service costs, will affect the quantity of reserve volumes. The reserve estimates shown below were determined using the average first day of the month price for each of the preceding 12 months for oil and natural gas for the year ended December 31, 2023. Estimated future costs to settle asset retirement obligations have been included in the calculation of the Standardized Measure for each period present.

	Prairie	Nickel Road	Pro Forma Combined
Estimated Proved Developed Reserves:
Oil (Bbl)	—	2,481,059	2,481,059
Natural Gas (Mcf)	—	7,689,981	7,689,981
Natural Gas Liquids (Bbl)	—	1,287,231	1,287,231
Total (Boe)(1)	—	5,049,954	5,049,954
Estimated Proved Undeveloped Reserves:
Oil (Bbl)	—	6,175,214	6,175,214
Natural Gas (Mcf)	—	15,031,186	15,031,186
Natural Gas Liquids (Bbl)	—	2,620,638	2,620,638
Total (Boe)(1)	—	11,301,050	11,301,050
Estimated Proved Reserves:
Oil (Bbl)	—	8,656,273	8,656,273
Natural Gas (Mcf)	—	22,721,167	22,721,167
Natural Gas Liquids (Bbl)	—	3,907,869	3,907,869
Total (Boe)(1)	—	16,351,003	16,351,003

(1)	Assumes a ratio of 6 Mcf of natural gas per Boe.

The following table sets forth summary information with respect to historical and combined oil and natural gas production for the year ended December 31, 2023 for Prairie and NRO. The NRO oil and natural gas production data presented below was derived from the supplemental oil and gas reserve information (unaudited) included in notes to the audited financial statements for the year ended December 31, 2023 of NRO and information provided by NRO.

	Prairie	Nickel Road (Total)	NRO (Unacquired)	NRO Acquired(1)	Pro Forma Combined
Oil (Bbl)	—	616,616	(10,720)	605,896	605,896
Natural Gas (Mcf)	—	887,881	(21,807)	866,074	866,074
Natural Gas Liquids (Bbl)	—	149,000	(3,847)	145,153	145,153
Total (Boe)(2)	—	913,596	(18,201)	895,395	895,395

(1)	Represents production data associated with the assets acquired from NRO.
(2)	Assumes a ratio of 6 Mcf of natural gas per Boe.

The following unaudited combined estimated discounted future net cash flows reflect Prairie and NRO as of December 31, 2023. The unaudited combined Standardized Measure of discounted future net cash flows are as follows:

	Prairie	NRO (Total)(1)	Combined
Future cash inflows	$—	$797,665,069	$797,665,069
Future production costs	—	(304,141,326)	(304,141,326)
Future development costs	—	(170,282,285)	(170,282,285)
Future income tax expense	—	—	—
Future net cash flows	—	323,241,458	323,241,458
10% annual discount for estimated timing of cash flows	—	(149,312,372)	(149,312,372)
Standardized Measure of discounted future net cash flows	$—	$173,929,086	$173,929,086

(1)	Represents the total amounts as reported in NRO’s consolidated financial statements as of and for the year ended December 31, 2023.